EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1966
Contacts: Media Robin Keegan 404-652-4713 Investors Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: April 28, 2005

GEORGIA-PACIFIC REPORTS STRONG FIRST QUARTER_RESULTS

●	Net income up 39 percent year over year
●	Operating profit up 72 percent in North American consumer products
●	Building products results boosted by gypsum, lumber, chemical and industrial wood products businesses
●	Operating profit up 67 percent in packaging

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported first quarter 2005 net income of $205 million (78 cents diluted earnings per share) compared with net income of $147 million (57 cents diluted earnings per share) in first quarter 2004.

Following are highlights of the first quarter results:* (in millions, except per share amounts)
	1Q-2005	1Q-2004

Net income Net income per diluted share	$205 $0.78	$147 $0.57

Net income before unusual items Net income before unusual items per diluted share	$204 $0.78	$163 $0.63

Income from continuing operations Income from continuing operations per diluted share	$205 $0.78	$142 $0.55

Income from continuing operations before unusual items Income from continuing operations before unusual items	$204 $0.78	$158 $0.61
per diluted share

*Income from continuing operations in 2004 excludes the results of the non-integrated pulp operations sold in May 2004 and the related loss on the sale, but includes $58 million in operating profit from the building products distribution business, which was also sold in May 2004.

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            "Our first quarter results reflect a solid earnings performance. Our North American consumer products business delivered significantly improved performance. The building products business was strong, despite comparison to last year's record first quarter," said A.D. "Pete" Correll, Georgia-Pacific's chairman and chief executive officer. "Our packaging business performed well compared to more robust conditions a year ago, and our paper business was profitable for the quarter.

            "Overall, prices remained strong across all North American businesses, as increases we announced in 2004 continued to be implemented. Structural panels prices, while still historically high, were down compared to a year ago, but this was offset somewhat by higher prices in all other building products businesses. Higher manufacturing costs across the company in energy, fiber and chemicals counterbalanced some of the gains from the improved prices," Correll said.

First quarter 2005 net income before unusual items was $204 million (78 cents diluted earnings per share). Unusual items included:

●	A $24 million credit ($15 million after tax, or 6 cents diluted earnings per share) due to an accounting correction to reverse prior insurance charges,
●	An $11 million charge ($7 million after tax, or 3 cents diluted loss per share) related to a loss on a leased warehouse, which was vacated by Unisource in the first quarter 2005,
●	An $8 million charge ($5 million after tax, or 2 cents diluted loss per share) for asset impairments, severance and other costs, and
●	A $4 million charge ($2 million after tax, or 1 cent diluted loss per share) for the open market purchase and retirement of $25 million of bonds.

            In addition, first quarter 2005 results include a pretax charge of $6 million ($4 million after tax, or 1 cent diluted loss per share) related to the expensing of stock-based compensation versus
$36 million ($23 million after tax, or 9 cents diluted loss per share) in the same quarter last year.

            First quarter 2004 net income excluding unusual items was $163 million (63 cents diluted earnings per share) and included a $26 million charge ($16 million after tax, or 6 cents diluted loss per share) for the early extinguishment of debt.

            Note: Georgia-Pacific management believes that, because of the nature of these items, investors' understanding of the company's performance is enhanced by disclosing net income before the unusual items as a reasonable basis for comparison of the company's core ongoing results of operations. The attached Reconciliation of Earnings Before Unusual Items provides a reconciliation of net income before the unusual items to net income determined in accordance with generally accepted accounting principles.

            Georgia-Pacific's net sales were $4.6 billion for first quarter 2005, compared with $5.2 billion for first quarter 2004. Excluding sales from the building products distribution business, which was sold in May 2004, net sales for first quarter 2005 increased $276 million, or 6 percent from first quarter 2004. Net sales for 2005 and 2004 exclude results from the non-integrated pulp facilities, which are reported as Discontinued Operations in all periods.

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Total debt was $8.8 billion at the end of the first quarter.

North American Consumer Products

            The North American consumer products segment includes the company's retail and commercial tissue businesses. Familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery.

            The segment recorded first quarter 2005 operating profit of $210 million versus $122 million in the first quarter 2004. A pretax charge of $7 million primarily for severance and asset impairment at the Green Bay, Wis., facility is included in the first quarter 2005 results. First quarter 2004 results included pretax charges of $2 million, primarily for employee severance costs also at the Green Bay facility.

            Operating profit was up 72 percent versus the first quarter 2004, primarily due to a 12 percent increase in tissue price realization. Volume was essentially flat versus one year ago with gains in retail branded tissue products offset by reduced commercial volume. Manufacturing costs increased, driven by fiber, energy and chemicals, which partially offset price gains.

International Consumer Products

            The international consumer products segment markets both retail and commercial products such as bathroom and facial tissue, handkerchiefs and paper towels, as well as tabletop products for foodservice in Europe and other locations. Market-leading brands include Lotus®, Moltonel®, Colhogar®, Tenderly® and Delica®.

            The segment recorded first quarter 2005 operating profit of $42 million, compared with $58 million during the same quarter a year ago. The first quarter 2005 results included a $3 million credit for the reversal of prior insurance charges, and the first quarter 2004 results included a credit of $4 million for a reversal of accrued severance costs in the United Kingdom. In addition, the first quarter 2005 benefited $2 million from favorable currency exchange rates.

            Business results continue to be impacted by a very competitive environment. The decline in operating profit for the first quarter 2005 was driven primarily by lower local currency prices and volumes. Continued cost reduction in the business helped mitigate higher cost pressures.

Packaging

            Georgia-Pacific's packaging segment includes four containerboard manufacturing facilities and 55 converting operations. Its Color-Box subsidiary is the leading litho-laminated corrugated manufacturer in North America.

The segment recorded an operating profit of $75 million in the first quarter 2005, compared with $45 million in the first quarter 2004.

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            Operating profit improved 67 percent versus first quarter 2004. Pricing was significantly higher than a year ago, due to two successful price increases in 2004. Corrugated box shipments experienced a modest decline. Fiber Box Association industry shipments increased 1 percent, while the company's shipments decreased 2 percent. Containerboard shipments were up nearly 2 percent year over year. Transportation, fiber, energy and maintenance costs in the segment were considerably higher.

Bleached Pulp and Paper

The bleached pulp and paper segment is comprised of the company's bleached board and communication papers businesses and its minority ownership in Unisource.

            The segment recorded a first quarter 2005 operating profit of $7 million, compared with an operating loss of $20 million in the first quarter 2004. Results include an $11 million charge for a loss on a leased warehouse, which was vacated by Unisource in the first quarter 2005.

            Operating profit improved $38 million year over year, excluding the warehouse charge. Prices in all of this segment's businesses improved as price increases announced in 2004 were achieved. Higher chemical, fiber and energy costs were partially offset by cost reduction initiatives, including the shutdown of a high-cost paper machine at Camas, Wash.

Building Products Manufacturing

The building products manufacturing segment includes the company's structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses.

            The segment recorded first quarter 2005 operating profit of $204 million versus an operating profit of $263 million in the first quarter 2004. The 2004 results include a $2 million charge primarily for employee severance costs at the Gloster, Miss., and Russellville, S.C., plywood facilities.

            Contributions from the structural panels business declined compared with the first quarter 2004, due to substantially lower prices compared with prior year record levels. Plywood and oriented strand board shipments continued to benefit from a strong residential market.

            GP ToughRock® gypsum wallboard and DensGlass® panels experienced continued strong demand in the first quarter 2005, aided by rebounding non-residential demand. ToughRock volume was up 8 percent, versus the same quarter one year ago, while prices were up 18 percent compared to first quarter.

            The lumber business benefited from historically high prices and stronger shipments. The chemical business significantly improved year over year due to improved pricing and growth in its South American business. Industrial wood products performed well, with improved prices for particleboard.

Higher costs for wood, resins, labor and energy were factors in all businesses.

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Other

The company's Other segment primarily includes unallocated corporate expenses and the elimination of intersegment sales.

            The segment reported first quarter 2005 expenses of $69 million, compared with expenses of $116 million for the same period in 2004. Included in the first quarter 2005 results were a $21 million credit from the reversal of prior insurance charges and a $4 million pretax charge for the early extinguishment of debt. First quarter 2004 results included a $26 million pretax charge for the early extinguishment of debt and approximately $26 million of credits primarily from foreign currency transactions associated with foreign borrowings and a favorable workers' compensation experience adjustment. First quarter 2005 results also included a $6 million pretax charge for stock-based compensation expenses versus a $36 million charge a year ago.

Summary

            "Moving forward, we are optimistic about all of our businesses. We will continue to focus on implementing announced price increases and mitigating higher costs with improved operating efficiencies," said Correll. "We remain disciplined in our manufacturing operations, adhering to inventory targets. Our strategy remains to grow our branded products across all of our segments to continue to connect with customers and consumers by providing differentiated products to meet their needs."

            Georgia-Pacific management will participate in a live audio webcast and conference call beginning at 10 a.m. Eastern time today. To access the webcast, visit www.gp.com and follow the link. The webcast will contain a supplemental presentation that also will be available for download. Call participants may dial toll-free (800) 305-3098 or (706) 634-1141 for international callers. Please reference the Georgia-Pacific earnings conference call and allow ample time to access the call and webcast.

            Replay of the conference call will be available beginning at noon April 28, until 11 p.m. Eastern time on May 28, by calling (706) 645-9291. Please reference conference ID number 5579723 when accessing the audio conference replay. The replay also will be available on the Investor Information section of Georgia-Pacific's Web site at www.gp.com/investor.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates, and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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            Certain statements contained in this release, including statements regarding the company's realization of announced price increases, prices of and demand for products, improved operating efficiencies and the outlook for business and economic conditions, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, the continued realization of announced price increases for our products, continued strength in new home building and home renovation, the effect of general economic conditions on the demand for consumer products, building products and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the success of the branding and marketing strategies we are pursuing for our consumer products, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, our ability to continue to reduce debt, actions taken or to be taken by the United States or other governments as a result of acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the fiscal year ended January 1, 2005.

For additional information on Georgia-Pacific's results of operations and financial condition, please refer to the publication, Supplementary Financial Data, posted on our Web site.

A tabulation of results for Georgia-Pacific Corp. follows:

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (unaudited)

	First Quarter

	2005	2004

NET SALES
North America consumer products	$ 1,460	$ 1,342
International consumer products	526	542
Packaging	760	675
Bleached pulp and paper	574	532
Building products manufacturing	1,671	1,652
Building products distribution	--	1,264
Other[1]	(376)	(785)

Total net sales	$ 4,615	$ 5,222

OPERATING PROFIT (LOSS)
North America consumer products	$ 210	$ 122
International consumer products	42	58
Packaging	75	45
Bleached pulp and paper	7	(20)
Building products manufacturing	204	263
Building products distribution	--	58
Other	(69)	(116)

Total operating income	469	410
Interest expense	(155)	(197)

(Loss) income from continuing operations before income taxes	314	213
Provision for income taxes	(109)	(71)

Income from continuing operations, net of taxes	205	142
Income(loss) from discontinued operations, net of taxes	--	5

Net income	$ 205	$ 147

Basic per share:
Income from continuing operations, net of taxes	$ 0.80	$ 0.56
Income from discontinued operations, net of taxes	--	0.02

Net income	$ 0.80	$ 0.58

Diluted per share:
Income from continuing operations, net of taxes	$ 0.78	$ 0.55
Income from discontinued operations, net of taxes	--	0.02

Net income	$ 0.78	$ 0.57

Average number of shares outstanding:
Basic	257.8	253.5
Diluted	264.3	257.4

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions, except per share amounts) (unaudited)

	First Quarter 2005		First Quarter 2004

	Net income	Diluted earnings per share	Income from continuing operations, net of taxes	Income from discontinued operations, net of taxes	Net income	Diluted earnings per share

Income (loss) as reported (GAAP earnings)	$ 205	$ 0.78	$ 142	$ 5	$ 147	$ 0.57

Loss on early extinguishment of debt	2	0.01	16	--	16	0.06

Asset impairments, severance costs and other	5	0.02	--	--	--	--

Operating lease valuation allowance	7	0.03	--	--	--	--

Prior period insurance adjustment	(15)	(0.06)	--	--	--	--

Total unusual items	(1)	0.00	16	0	16	0.06

Income before unusual items	$ 204	$ 0.78	$ 158	$ 5	$ 163	$ 0.63

Income before unusual items is net income reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income provides for a more complete analysis of results of operations. Net income is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Operating Profit Before Unusual Items (In millions) (unaudited)

	First Quarter 2005

	N. A Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products Mfg.	Other	Total

Operating profit (loss) as reported	$ 210	$ 42	$ 75	$ 7	$ 204	$ (69)	$ 469
Unusual items:
Loss on early extinguishment of debt	--	--	--	--	--	4	4
Asset impairments, severance costs and other	7	--	1	--	--	--	8
Operating lease valuation allowance	--	--	--	11	--	--	11
Prior period insurance adjustment	--	(3)	--	--	--	(21)	(24)

Total unusual items	7	(3)	1	11	--	(17)	(1)

Operating profit (loss) excluding unusual items	$ 217	$ 39	$ 76	$ 18	$ 204	$ (86)	$ 468

	First Quarter 2004

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products Mfg.	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$ 122	$ 58	$ 45	$ (20)	$ 263	$ 58	$ (116)	$ 410
Unusual items:
Loss on early extinguishment of debt	--	--	--	--	--	--	26	26
Asset impairments, severance costs and other	2	(4)	--	--	2	--	--	--

Total unusual items	2	(4)	--	--	2	--	26	26

Operating profit (loss) excluding unusual items	$ 124	$ 54	$ 45	$ (20)	$ 265	$ 58	$ (90)	$ 436

Operating profit before unusual items is operating profit reported under generally accepted accounting principles ("GAAP") excluding the pre-tax effect of items considered by management to be unusual. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with operating profit provides for a more complete analysis of results of operations. Operating profit is the most directly comparable GAAP measure.

Notes to Operating Highlights
1.	During the first quarter of 2005, we recorded a pretax charge of $8 million ($5 million after tax) primarily for asset impairments, employee separation and machine closure costs.

2.

During the first quarter of 2005, we recorded a pretax charge of $11 million ($7 million after tax) related to a loss on a warehouse lease, as required by FAS 146. This lease was vacated by Unisource during the first quarter.

3.

During the first quarter of 2005, we repurchased and retired $25 million of our 9.375% senior notes due February 1, 2013. In conjunction with this transaction, we recorded a pretax charge of $4 million for premiums and to write off deferred debt issuance costs during the first three months of 2005.

4.

In March 2005, we corrected our accounting for an insurance policy with a three-year term expiring in June of 2005. From 2002 through 2004, we had recorded all payments made under the policy as prepaid insurance which was amortized into expense. However, a portion of these payments are refundable based upon actual loss experience and, therefore, should have been recorded as a deposit rather than as an insurance expense. Losses covered by the deposit are to be expensed as incurred. We have concluded that the resulting overstatement of insurance expense during 2002 through 2004 is not material, either individually or in the aggregate, to our results of operations, to trends for those periods affected, or to a fair presentation of our financial statements. Accordingly, results for the prior periods have not been restated. Instead, we have reduced our insurance expense and increased other current assets by $24 million to correct this error in the first quarter of 2005. We expect to receive a total cash refund of $30 million in the third quarter of 2005 assuming no significant losses occur under the policy.

5.

During the first quarter of 2004, we called $243 million of our 9.875% debentures due Nov. 1, 2021, and $250 million of our 9.625% debentures due March 15, 2022. In conjunction with these transactions, we recorded a pretax charge of $26 million for call premiums and to write off deferred debt issuance costs during the first three months of 2004.

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